                                                                    EXHIBIT 99.1

ITEM 1. BUSINESS

                                   REGULATION

      We are subject to regulation by various federal, state and local governmental agencies, including the regulations described below.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

      As a subsidiary of a registered public utility holding company, we are subject to a comprehensive regulatory scheme imposed by the SEC in order to protect customers, investors and the public interest. Although the SEC does not regulate rates and charges under the 1935 Act, it does regulate the structure, financing, lines of business and internal transactions of public utility holding companies and their system companies. In order to obtain financing, acquire additional public utility assets or stock, or engage in other significant transactions, we are generally required to obtain approval from the SEC under the 1935 Act.

      CenterPoint Energy received an order from the SEC under the 1935 Act on June 30, 2003 and supplemental orders thereafter relating to its financing activities and those of its regulated subsidiaries, including us, as well as other matters. The orders are effective until June 30, 2005. As of December 31, 2004, the orders generally permitted CenterPoint Energy and its subsidiaries, including us, to issue securities to refinance indebtedness outstanding at June 30, 2003, and authorized CenterPoint Energy and its subsidiaries, including us, to issue certain incremental external debt securities and common and preferred stock through June 30, 2005 in specified amounts, without prior authorization from the SEC. The orders also contain certain requirements regarding ratings of CenterPoint Energy's securities, interest rates, maturities, issuance expenses and use of proceeds. The orders require that we maintain a ratio of common equity to total capitalization of at least 30%. We intend to file an application for approval of our post-June 30, 2005 financing activities.

      The United States Congress from time to time considers legislation that would repeal the 1935 Act. We cannot predict at this time whether this legislation or any variation thereof will be adopted or, if adopted, the effect of any such law on our business.

FEDERAL ENERGY REGULATORY COMMISSION

      We are not a "public utility" under the Federal Power Act and therefore are not generally regulated by the Federal Energy Regulatory Commission (FERC), although certain of our transactions are subject to limited FERC jurisdiction.

STATE AND LOCAL REGULATION

      We conduct operations pursuant to a certificate of convenience and necessity issued by the Texas Utility Commission that covers our present service area and facilities. In addition, we hold non-exclusive franchises, typically having a term of 50 years, from the incorporated municipalities in our service territory. These franchises give us the right to construct, operate and maintain our transmission and distribution system within the streets and public ways of these municipalities for the purpose of delivering electric service to the municipality, its residents and businesses in exchange for payment of a fee. The franchise for the City of Houston is scheduled to expire in 2007.

      All retail electric providers in our service area pay the same rates and other charges for transmission and distribution services.

      Our distribution rates charged to retail electric providers for residential customers are based on amounts of energy delivered, whereas distribution rates for a majority of commercial and industrial customers are based on peak demand. Transmission rates charged to other distribution companies are based on amounts of energy transmitted under "postage stamp" rates that do not vary with the distance the energy is being transmitted. All distribution companies in ERCOT pay us the same rates and other charges for transmission services. Our transmission and distribution rates have been in effect since January 1, 2002, when electric competition began. This regulated delivery charge includes the transmission and distribution rate (which includes costs for nuclear decommissioning and municipal franchise fees), a system benefit fund fee imposed by the Texas electric restructuring law, a transition charge associated with securitization of regulatory assets and an excess mitigation credit imposed by the Texas Utility Commission.

                              ENVIRONMENTAL MATTERS

      Our operations are subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of electric transmission and distribution systems we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

      -     restricting the way we can handle or dispose of our wastes;

      - limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

      - requiring remedial action to mitigate pollution conditions caused by our operations, or attributable to former operations; and

      - enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

      In order to comply with these requirements, we may need to spend substantial amounts and devote other resources from time to time to:

      -     construct or acquire new equipment; and

      -     modify or replace existing and proposed equipment.

      Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

      The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance.

      We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental remediation activities in which we are presently engaged will not materially interrupt or diminish our operational ability. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of all material environmental and safety laws and regulations that relate to our operations. We believe that we are in substantial compliance with all of these environmental laws and regulations.


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AIR EMISSIONS

      Our operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

WATER DISCHARGES

      Our operations are subject to the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws and regulations. These laws and regulations impose detailed requirements and strict controls regarding the discharge of pollutants into waters of the United States. The unpermitted discharge of pollutants, including discharges resulting from a spill or leak incident, is prohibited. The Clean Water Act and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Any unpermitted release of petroleum or other pollutants from our pipelines or facilities could result in fines or penalties as well as significant remedial obligations.

HAZARDOUS WASTE

      Our operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (RCRA), and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes are still regulated under state law and the less stringent non-hazardous waste requirements of RCRA. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as hazardous waste. The transportation of natural gas in pipelines may also generate some hazardous wastes that are subject to RCRA or comparable state law requirements.

LIABILITY FOR REMEDIATION

      The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), also known as "Superfund," and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. In the course of our ordinary operations we generate wastes that may fall within the definition of a "hazardous substance." CERCLA authorizes the United States Environmental Protection Agency (EPA) and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, we could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies.

                                       3

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LIABILITY FOR PREEXISTING CONDITIONS

      Asbestos. A number of facilities owned by CenterPoint Energy contain significant amounts of asbestos insulation and other asbestos-containing materials. CenterPoint Energy or its subsidiaries, including us, have been named, along with numerous others, as a defendant in lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos. Most claimants in such litigation have been workers who participated in construction of various industrial facilities, including power plants. Some of the claimants have worked at locations owned by CenterPoint Energy, but most existing claims relate to facilities previously owned by CenterPoint Energy but currently owned by Texas Genco LLC. We anticipate that additional claims like those received may be asserted in the future. Under the terms of the separation agreement between CenterPoint Energy and Texas Genco, ultimate financial responsibility for uninsured losses relating to these claims has been assumed by Texas Genco, but under the terms of its agreement to sell Texas Genco to Texas Genco LLC, CenterPoint Energy has agreed to continue to defend such claims to the extent they are covered by insurance maintained by CenterPoint Energy, subject to reimbursement of the costs of such defense from Texas Genco LLC. Although their ultimate outcome cannot be predicted at this time, we intend to continue vigorously contesting claims that we do not consider to have merit and do not believe, based on our experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

                                  RISK FACTORS

PRINCIPAL RISK FACTORS ASSOCIATED WITH OUR BUSINESS

   WE MAY NOT BE SUCCESSFUL IN TIMELY RECOVERING THE FULL VALUE OF OUR TRUE-UP COMPONENTS.

      On March 31, 2004, we filed the final true-up application required by the Texas electric restructuring law with the Texas Utility Commission. Our requested true-up balance was $3.7 billion, excluding interest and net of the retail clawback payable to us by a former affiliate. In December 2004, the Texas Utility Commission approved a final order in our true-up proceeding authorizing us to recover $2.3 billion including interest through August 31, 2004, subject to adjustments to reflect the benefit of certain deferred taxes and the accrual of interest and payment of excess mitigation credits after August 31, 2004. In January 2005, we appealed certain aspects of the final order seeking to increase the true-up balance ultimately recovered by us. Other parties have also appealed the order, seeking to reduce the amount authorized for our recovery. Although we believe we have meritorious arguments and that the other parties' appeals are without merit, no prediction can be made as to the ultimate outcome or timing of such appeals. A failure by us to recover the full value of our true-up components may have an adverse impact on our results of operations, financial condition and cash flows.

   OUR RECEIVABLES ARE CONCENTRATED IN A SMALL NUMBER OF RETAIL ELECTRIC PROVIDERS.

      Our receivables from the distribution of electricity are collected from retail electric providers that supply the electricity we distribute to their customers. Currently, we do business with approximately 56 retail electric providers. Adverse economic conditions, structural problems in the market served by ERCOT or financial difficulties of one or more retail electric providers could impair the ability of these retail providers to pay for our services or could cause them to delay such payments. We depend on these retail electric providers to remit payments on a timely basis. Any delay or default in payment could adversely affect our cash flows, financial condition and results of operations. RRI, through its subsidiaries, is our largest customer. Approximately 69% of our $102 million in billed receivables from retail electric providers at December 31, 2004 was owed by subsidiaries of RRI.

   RATE REGULATION OF OUR BUSINESS MAY DELAY OR DENY OUR ABILITY TO EARN A REASONABLE RETURN AND FULLY RECOVER OUR COSTS.

      Our rates are regulated by certain municipalities and the Texas Utility Commission based on an analysis of our invested capital and our expenses incurred in a test year. Thus, the rates that we are allowed to charge may not match our expenses at any given time. While rate regulation in Texas is premised on providing an opportunity to recover reasonable and necessary operating expenses and to earn a reasonable return on our invested capital, there can be no assurance that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs and enable us to earn a reasonable return on our invested capital.

   DISRUPTIONS AT POWER GENERATION FACILITIES OWNED BY THIRD PARTIES COULD INTERRUPT OUR SALES OF TRANSMISSION AND DISTRIBUTION SERVICES.

      We depend on power generation facilities owned by third parties to provide retail electric providers with electric power which we transmit and distribute to customers of the retail electric providers. We do not own or operate any power generation facilities. If power generation is disrupted or if power generation capacity is inadequate, our services may be interrupted, and our results of operations, financial condition and cash flows may be adversely affected.

   OUR REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

      A significant portion of our revenues is derived from rates that we collect from each retail electric provider based on the amount of electricity we distribute on behalf of such retail electric provider. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in electricity usage, with revenues being higher during the warmer months.

RISK FACTORS ASSOCIATED WITH OUR CONSOLIDATED FINANCIAL CONDITION

   IF WE ARE UNABLE TO ARRANGE FUTURE FINANCINGS ON ACCEPTABLE TERMS, OUR ABILITY REFINANCE EXISTING INDEBTEDNESS COULD BE LIMITED.

      As of December 31, 2004, we had $3.6 billion of outstanding indebtedness on a consolidated basis. As of March 11, 2005, approximately $1.3 billion principal amount of this debt must be paid through 2006, excluding principal repayments of approximately $101 million on transition bonds. The success of our future financing efforts may depend, at least in part, on:

      -     the timing and amount of our recovery of the true-up components;

      -     general economic and capital market conditions;

      -     credit availability from financial institutions and other lenders;

      -     investor confidence in us and the market in which we operate;

      -     maintenance of acceptable credit ratings by us and CenterPoint
            Energy;

      - market expectations regarding our future earnings and probable cash flows;

      - market perceptions of our ability to access capital markets on reasonable terms;

      - our exposure to RRI as our customer and in connection with its indemnification obligations arising in connection with its separation from CenterPoint Energy;

      -     provisions of relevant tax and securities laws; and

                                       5
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      -     our ability to obtain approval of specific financing transactions under the 1935 Act.

      As of March 1, 2005, we had $3.3 billion principal amount of general mortgage bonds outstanding and $253 million of first mortgage bonds outstanding. We may issue additional general mortgage bonds on the basis of retired bonds, 70% of property additions or cash deposited with the trustee. Although approximately $500 million of additional first mortgage bonds and general mortgage bonds could be issued on the basis of retired bonds and 70% of property additions as of December 31, 2004, we have agreed under the $1.3 billion collateralized term loan maturing in November 2005 to not issue, subject to certain exceptions, more than $200 million of any incremental secured or unsecured debt. In addition, we are contractually prohibited, subject to certain exceptions, from issuing additional first mortgage bonds. Our $1.3 billion credit facility requires that proceeds from the issuance of transition bonds and certain new net indebtedness for borrowed money we issue in excess of $200 million be used to repay borrowings under such facility.

      Our capital structure and liquidity will be affected significantly by the securitization of approximately $1.8 billion of costs authorized for recovery in our proceeding regarding the transition to competitive retail markets in Texas.

      Our current credit ratings are discussed in "Management's Narrative Analysis of Results of Operations -- Liquidity -- Impact on Liquidity of a Downgrade in Credit Ratings" in Item 7 of Part II of this report. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

   AN INCREASE IN SHORT-TERM INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOWS AND EARNINGS.

      As of December 31, 2004, we had $1.3 billion of outstanding floating-rate debt owed to third parties. The interest rate spreads on such debt are substantially above our historical interest rate spreads. In addition, any floating-rate debt issued by us in the future could be at interest rates substantially above our historical borrowing rates. While we may seek to use interest rate swaps in order to hedge portions of our floating-rate debt, we may not be successful in obtaining hedges on acceptable terms. An increase in short-term interest rates could result in higher interest costs and could adversely affect our results of operations, financial condition and cash flows.

   THE FINANCIAL CONDITION AND LIQUIDITY OF OUR PARENT COMPANY COULD AFFECT OUR ACCESS TO CAPITAL, OUR CREDIT STANDING AND OUR FINANCIAL CONDITION.

      Our ratings and credit may be impacted by CenterPoint Energy's credit standing. As of March 11, 2005, CenterPoint Energy and its subsidiaries other than us have approximately $518 million principal amount of debt required to be paid through 2006. This amount excludes amounts related to capital leases, securitization debt and indexed debt securities obligations. We cannot assure you that CenterPoint Energy and its other subsidiaries will be able to pay or refinance these amounts. If CenterPoint Energy were to experience a deterioration in its credit standing or liquidity difficulties, our access to credit and our ratings could be adversely affected and the repayment of notes receivable from CenterPoint Energy in the amount of $815 million as of December 31, 2004 could be adversely affected.

   WE ARE AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY. CENTERPOINT ENERGY CAN EXERCISE SUBSTANTIAL CONTROL OVER OUR BUSINESS AND OPERATIONS AND COULD DO SO IN A MANNER THAT IS ADVERSE TO OUR INTERESTS.

      We are managed by officers and employees of CenterPoint Energy. Our management will make determinations with respect to the following:

      -     our payment of dividends;

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      -     decisions on our financings and our capital raising activities;

      -     mergers or other business combinations; and

      -     our acquisition or disposition of assets.

      There are no contractual restrictions on our ability to pay dividends to CenterPoint Energy. Our management could decide to increase our dividends to CenterPoint Energy to support its cash needs. This could adversely affect our liquidity. Under the 1935 Act, our ability to pay dividends is restricted by the SEC's requirement that common equity as a percentage of total capitalization must be at least 30% after the payment of any dividend. Under our credit facilities, our ability to pay dividends is restricted by a covenant that debt, excluding transition bonds, as a percentage of total capitalization may not exceed 68%.

OTHER RISKS

   WE COULD INCUR LIABILITIES ASSOCIATED WITH BUSINESSES AND ASSETS THAT WE HAVE TRANSFERRED TO OTHERS.

      Under some circumstances, we could incur liabilities associated with assets and businesses we no longer own. These assets and businesses were previously owned by Reliant Energy, Incorporated directly or through subsidiaries and include:

      - those transferred to RRI or its subsidiaries in connection with the organization and capitalization of RRI prior to its initial public offering in 2001; and

      - those transferred to Texas Genco in connection with its organization and capitalization.

      In connection with the organization and capitalization of RRI, RRI and its subsidiaries assumed liabilities associated with various assets and businesses transferred to them. RRI also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, CenterPoint Energy and its subsidiaries, including us, with respect to liabilities associated with the transferred assets and businesses. The indemnity provisions were intended to place sole financial responsibility on RRI and its subsidiaries for all liabilities associated with the current and historical businesses and operations of RRI, regardless of the time those liabilities arose. If RRI is unable to satisfy a liability that has been so assumed in circumstances in which Reliant Energy, Incorporated has not been released from the liability in connection with the transfer, we or CenterPoint Energy could be responsible for satisfying the liability.

      RRI reported in its Annual Report on Form 10-K for the year ended December 31, 2004 that as of December 31, 2004 it had $5.2 billion of total debt and its unsecured debt ratings are currently below investment grade. If RRI were unable to meet its obligations, it would need to consider, among various options, restructuring under the bankruptcy laws, in which event RRI might not honor its indemnification obligations and claims by RRI's creditors might be made against us as its former owner.

      Reliant Energy and RRI are named as defendants in a number of lawsuits arising out of power sales in California and other West Coast markets and financial reporting matters. Although these matters relate to the business and operations of RRI, claims against Reliant Energy have been made on grounds that include the effect of RRI's financial results on Reliant Energy's historical financial statements and liability of Reliant Energy as a controlling shareholder of RRI. We could incur liability if claims in one or more of these lawsuits were successfully asserted against us or CenterPoint Energy and indemnification from RRI were determined to be unavailable or if RRI were unable to satisfy indemnification obligations owed with respect to those claims.

      In connection with the organization and capitalization of Texas Genco, Texas Genco assumed liabilities associated with the electric generation assets Reliant Energy transferred to it. Texas Genco also agreed to indemnify, and cause the applicable transferee subsidiaries to indemnify, CenterPoint Energy and its subsidiaries, including us, with respect to liabilities associated with the transferred assets and businesses. In many cases the liabilities assumed were held by us and we were not released by third parties from these liabilities. The indemnity provisions were

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intended generally to place sole financial responsibility on Texas Genco and its subsidiaries for all liabilities associated with the current and historical businesses and operations of Texas Genco, regardless of the time those liabilities arose. In connection with the sale of Texas Genco's fossil generation assets (coal, lignite and gas-fired plants) to Texas Genco LLC, the separation agreement CenterPoint Energy entered into with Texas Genco in connection with the organization and capitalization of Texas Genco was amended to provide that all of Texas Genco's rights and obligations under the separation agreement relating to its fossil generation assets, including Texas Genco's obligation to indemnify us with respect to liabilities associated with the fossil generation assets and related business, were assigned to and assumed by Texas Genco LLC. In addition, under the amended separation agreement, Texas
Genco is no longer liable for, and CenterPoint Energy has assumed and agreed to indemnify Texas Genco LLC against, liabilities that Texas Genco originally assumed in connection with its organization to the extent, and only to the extent, that such liabilities are covered by certain insurance policies or other similar agreements held by CenterPoint Energy. If Texas Genco or Texas Genco LLC were unable to satisfy a liability that had been so assumed or indemnified against, and provided Reliant Energy had not been released from the liability in connection with the transfer, we could be responsible for satisfying the liability.

   WE, AS A SUBSIDIARY OF CENTERPOINT ENERGY, A HOLDING COMPANY, ARE SUBJECT TO REGULATION UNDER THE 1935 ACT. THE 1935 ACT AND RELATED RULES AND REGULATIONS IMPOSE A NUMBER OF RESTRICTIONS ON OUR ACTIVITIES.

      CenterPoint Energy and its subsidiaries, including us, are subject to regulation by the SEC under the 1935 Act. The 1935 Act, among other things, limits the ability of a holding company and its regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliated service, sales and construction contracts.

      CenterPoint Energy received an order from the SEC under the 1935 Act on June 30, 2003 relating to its financing activities, which is effective until June 30, 2005. Although authorized levels of financing, together with current levels of liquidity, are believed to be adequate during the period the order is effective, unforeseen events could result in capital needs in excess of authorized amounts, necessitating further authorization from the SEC. Approval of filings under the 1935 Act can take extended periods.

      We must seek a new financing order under the 1935 Act for approval of our post-June 30, 2005 financing activities before the current financing order expires on June 30, 2005. If we are unable to obtain a new financing order, we would generally be unable to engage in any financing transactions, including the refinancing of existing obligations after June 30, 2005.

      The United States Congress from time to time considers legislation that would repeal the 1935 Act. We cannot predict at this time whether this legislation or any variation thereof will be adopted or, if adopted, the effect of any such law on our business.

   OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT. INSUFFICIENT INSURANCE COVERAGE AND INCREASED INSURANCE COSTS COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

      In common with other companies in our line of business that serve coastal regions, we do not have insurance covering our transmission and distribution system because we believe it to be cost prohibitive. If we were to sustain any loss of, or damage to, our transmission and distribution properties, we would be entitled to seek to recover such loss or damage through a change in our regulated rates, although there is no assurance that we ultimately would obtain any such rate recovery or that any such rate recovery would be timely granted. Therefore, we cannot assure you that we will be able to restore any loss of, or damage to, any of our transmission and distribution properties without negative impact on our results of operations, financial condition and cash flows.

ITEM 3. LEGAL PROCEEDINGS

      For a brief description of certain legal and regulatory proceedings affecting us, please read "Regulation" and "Environmental Matters" in Item 1 of this report and Notes 4 and 9(b) to our consolidated financial statements, which information is incorporated herein by reference.

ITEM 7. MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS - CERTAIN FACTORS AFFECTING FUTURE EARNINGS

                    CERTAIN FACTORS AFFECTING FUTURE EARNINGS

      Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on or be affected by numerous factors including:

      -     the timing and amount of our recovery of the true-up components;

      - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

            -     allowed rates of return;

            -     rate structures;

            -     recovery of investments; and

            -     operation and construction of facilities;

      - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

      -     changes in interest rates or rates of inflation;

      -     weather variations and other natural phenomena;

      - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain financing approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

      -     actions by rating agencies;

      - non-payment for our services due to financial distress of our customers, including RRI;

      - the outcome of the pending securities lawsuits against us, Reliant Energy and RRI;

      - the ability of RRI to satisfy its obligations to us, including indemnity obligations;

      -     our ability to control costs;

      - the investment performance of CenterPoint Energy's employee benefit plans;

      - our internal restructuring or other restructuring options that may be pursued;

      - our potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to us; and

      -     other factors discussed in Item 1 of this report under "Risk
            Factors."

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(e) REGULATORY ASSETS AND LIABILITIES

      The Company applies the accounting policies established in SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). The following is a list of regulatory assets/liabilities reflected on the Company's Consolidated Balance Sheets as of December 31, 2003 and 2004:

                                                                         DECEMBER 31,
                                                                       -----------------
                                                                        2003      2004
                                                                       -------   -------
                                                                         (IN MILLIONS)
Recoverable electric generation-related regulatory assets...........   $ 3,226   $ 1,946
Securitized regulatory asset........................................       682       647
Unamortized loss on reacquired debt.................................        80        80
Estimated removal costs.............................................      (232)     (249)
Other long-term regulatory assets/liabilities.......................        32        32
                                                                       -------   -------
  Total.............................................................   $ 3,788   $ 2,456
                                                                       =======   =======

      If events were to occur that would make the recovery of these assets and liabilities no longer probable, the Company would be required to write-off or write-down these regulatory assets and liabilities. During 2004, the Company wrote-off net regulatory assets of $1.5 billion in response to the Public Utility Commission of Texas' (Texas Utility Commission) order on the Company's final true-up application. For further discussion of regulatory assets, see Note 4.

      The Company's rate-regulated businesses recognize removal costs as a component of depreciation expense in accordance with regulatory treatment. As of December 31, 2003 and 2004, these removal costs of $232 million and $249 million, respectively, are classified as regulatory liabilities in the Consolidated Balance Sheets. The Company has also identified other asset retirement obligations that cannot be estimated because the assets associated with the retirement obligations have an indeterminate life.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) REGULATORY MATTERS

(a) 2004 TRUE-UP PROCEEDING

      In March 2004, the Company filed the final true-up application required by the Texas electric restructuring law with the Texas Utility Commission (2004 True-Up Proceeding). The Company's requested true-up balance was $3.7 billion, excluding interest and net of the retail clawback from RRI described below. In June, July and September 2004, the Texas Utility Commission conducted hearings on, and held public meetings addressing, the Company's true-up application. In December 2004, the Texas Utility Commission approved a final order in the Company's true-up proceeding (2004 Final Order) authorizing the Company to recover $2.3 billion including interest through August 31, 2004, subject to adjustments to reflect the benefit of certain deferred taxes and the accrual of interest and payment of excess mitigation credits after August 31, 2004. As a result of the 2004 Final Order, the Company wrote-off net regulatory assets of $1.5 billion and recorded a related income tax benefit of $526 million, resulting in an after-tax charge of $977 million, which is reflected as an extraordinary loss in the Company's Statements of Consolidated Operations. The Company recorded an expected loss of $894 million in the third quarter of 2004 and increased this amount by $83 million in the fourth quarter of 2004 based on the Company's assessment of the amounts ultimately recoverable. In January 2005, the Company appealed certain aspects of the final order seeking to increase the true-up balance ultimately recovered by the Company. Other parties have also appealed the order, seeking to reduce the amount authorized for the Company's recovery. Although the Company believes it has meritorious arguments and that the other parties' appeals are without merit, no prediction can be made as to the ultimate outcome or timing of such appeals.

      The Company has recorded as a regulatory asset a return of $374 million on the true-up balance for the period from January 1, 2002 through December 31, 2004 as allowed by the Texas Utility Commission's 2004 Final Order. The Company, under the 2004 Final Order, will continue to accrue a return until the true-up balance is recovered by the Company, either from rate payers or through a securitization offering as discussed below. The rate of return is based on the Company's cost of capital, established in the Texas Utility Commission's final order issued in October 2001 (2001 Final Order), which is derived from the Company's cost to finance assets and an allowance for earnings on shareholders' investment. Accordingly, in accordance with SFAS No. 92, "Regulated Enterprises
- Accounting for Phase-in Plans," the rate of return has been bifurcated into components representing a return of costs to finance assets and an allowance for earnings on shareholders' investment. The component representing a return of costs to finance assets of $226 million has been recognized in the fourth quarter of 2004 and is included in other income in the Company's Statements of Consolidated Operations. The component representing a return of costs to finance assets will continue to be recognized as earned going forward. The component representing an allowance for earnings on shareholders' investment of $148 million has been deferred and will be recognized as it is collected through rates in the future.

      In November 2004, RRI paid $177 million to the Company, representing the "retail clawback" determined by the Texas Utility Commission in the 2004 True-Up Proceeding. The Texas electric restructuring law requires the Texas Utility Commission to determine the retail clawback if the formerly integrated utility's affiliated retail electric provider retained more than 40 percent of its residential price-to-beat customers within the utility's service area as of January 1, 2004 (offset by new customers added outside the service territory). That retail clawback is a credit against the stranded costs the utility is entitled to recover and was reflected in the $2.3 billion recovery authorized. Under the terms of a master separation agreement between RRI and the Company, RRI agreed to pay the Company the amount of the retail clawback determined by the Texas Utility Commission. The payment was used by the Company to reduce outstanding indebtedness.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The Texas electric restructuring law provides for the use of special purpose entities to issue transition bonds for the economic value of generation-related regulatory assets and stranded costs. These transition bonds will be amortized over a period not to exceed 15 years through non-bypassable transition charges. In October 2001, a special purpose subsidiary of the Company issued $749 million of transition bonds to securitize certain generation-related regulatory assets. These transition bonds have a final maturity date of September 15, 2015 and are non-recourse to the Company and its subsidiaries other than to the special purpose issuer. Payments on the transition bonds are made solely out of funds from non-bypassable transition charges.

      In December 2004, the Company filed for approval of a financing order to issue transition bonds to securitize its true-up balance. On March 9, 2005, the Texas Utility Commission issued a financing order allowing the Company to securitize approximately $1.8 billion and requiring that the benefit of certain deferred taxes be reflected as a reduction in the competition transition charge. The Company anticipates that a new special purpose subsidiary of the Company will issue bonds in one or more series through an underwritten offering. Depending on market conditions and the impact of possible appeals of the financing order, among other factors, the Company anticipates completing such an offering in 2005.

      In January 2005, the Company filed an application for a competition transition charge to recover its true-up balance. The Company will adjust the amount sought through that charge to the extent that it is able to securitize any of such amount. Under the Texas Utility Commission's rules, the unrecovered true-up balance to be recovered through the competition transition charge earns a return until fully recovered.

      In the 2001 Final Order, the Texas Utility Commission established the transmission and distribution rates that became effective in January 2002. Based on its 2001 revision of the 1998 stranded cost estimates, the Texas Utility Commission determined that the Company had over-mitigated its stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets as provided under its 1998 transition plan and the Texas electric restructuring law. In the 2001 Final Order, the Company was required to reverse the amount of redirected depreciation and accelerated depreciation taken for regulatory purposes as allowed under the 1998 transition plan and the Texas electric restructuring law. In accordance with the 2001 Final Order, the Company recorded a regulatory liability to reflect the prospective refund of the accelerated depreciation, and in January 2002 the Company began paying excess mitigation credits, which were to be paid over a seven-year period with interest at 7 1/2% per annum. The annual payment of excess mitigation credits is approximately $264 million. In its December 2004 final order in the 2004 True-Up Proceeding, the Texas Utility Commission found that the Company did, in fact, have stranded costs (as originally estimated in 1998). Despite this ruling, the Texas Utility Commission denied the Company recovery of approximately $180 million of the interest portion of the excess mitigation credits already paid by the Company and refused to terminate future excess mitigation credits. In January 2005, the Company filed a writ of mandamus petition with the Texas Supreme Court asking that court to order the Texas Utility Commission to terminate immediately the payment of all excess mitigation credits and to ensure full recovery of all excess mitigation credits. Although the Company believes it has meritorious arguments, a writ of mandamus is an extraordinary remedy and no prediction can be made as to the ultimate outcome or timing of the mandamus petition. If the Supreme Court denies the Company's mandamus petition, it will continue to pursue this issue through regular appellate mechanisms. On March 1, 2005, a non-unanimous settlement was filed in Docket No. 30774, which involves the adjustment of RRI's Price-to-Beat. Under the terms of that settlement, the excess mitigation credits being paid by the Company would be terminated as of April 29, 2005. The Texas Utility Commission approved the settlement on March 9, 2005.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b) FINAL FUEL RECONCILIATION

      On March 4, 2004, an Administrative Law Judge (ALJ) issued a Proposal for Decision (PFD) relating to the Company's final fuel reconciliation. The Company reserved $117 million, including $30 million of interest, in the fourth quarter of 2003 reflecting the ALJ's recommendation. On April 15, 2004, the Texas Utility Commission affirmed the PFD's finding in part, reversed in part, and remanded one issue back to the ALJ. On May 28, 2004, the Texas Utility Commission approved a settlement of the remanded issue and issued a final order which reduced the disallowance. As a result of the final order, the Company reversed $23 million, including $8 million of interest, of the $117 million reserve recorded in the fourth quarter of 2003. The results of the Texas Utility Commission's final decision are a component of the 2004 True-Up Proceeding. The Company has appealed certain portions of the Texas Utility Commission's final order involving a disallowance of approximately $67 million relating to the final fuel reconciliation plus interest of $10 million. Briefs on this issue were filed on January 5, 2005, and a hearing on this issue is scheduled for April 22, 2005.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) COMMITMENTS AND CONTINGENCIES

(a) LEASE COMMITMENTS

      The following table sets forth information concerning the Company's obligations under non-cancelable long-term operating leases at December 31, 2004, which primarily consist of rental agreements for building space, data processing equipment and vehicles, including major work equipment (in millions).

2005..................   $  5
2006..................      6
2007..................      5
2008..................      3
2009..................      -
                         ----
 Total................   $ 19
                         ====

      Total lease expense for all operating leases was approximately $5 million, $5 million and $4 million for the years ended December 31, 2002, 2003 and 2004, respectively.

(b) LEGAL AND ENVIRONMENTAL MATTERS

Legal Matters

      RRI Indemnified Litigation

      The Company, CenterPoint Energy or their predecessor, Reliant Energy, and certain of their former subsidiaries are named as defendants in several lawsuits described below. Under a master separation agreement between CenterPoint Energy and RRI, CenterPoint Energy and its subsidiaries, including the Company, are entitled to be indemnified by RRI for any losses, including attorneys' fees and other costs, arising out of the lawsuits described below under Electricity and Gas Market Manipulation Cases and Other Class Action Lawsuits. Pursuant to the indemnification obligation, RRI is defending CenterPoint Energy and its subsidiaries, including the Company, to the extent named in these lawsuits. The ultimate outcome of these matters cannot be predicted at this time.

      Electricity and Gas Market Manipulation Cases. A large number of lawsuits have been filed against numerous market participants and remain pending in both federal and state courts in California and Nevada in connection with the operation of the electricity and natural gas markets in California and certain other western states in 2000-2001, a time of power shortages and significant increases in prices. These lawsuits, many of which have been filed as class actions, are based on a number of legal theories, including violation of state and federal antitrust laws, laws against unfair and unlawful business practices, the federal Racketeer Influenced Corrupt Organization Act, false claims statutes and similar theories and breaches of contracts to supply power to governmental entities. Plaintiffs in these lawsuits, which include state officials and governmental entities as well as private litigants, are seeking a variety of forms of relief, including recovery of compensatory damages (in some cases in excess of $1 billion), a trebling of compensatory damages and punitive damages, injunctive relief, restitution, interest due, disgorgement, civil penalties and fines, costs of suit, attorneys' fees and divestiture of assets. To date, some of these complaints have been dismissed by the trial court and are on appeal, several of which dismissals have been affirmed by the appellate courts, but most of the lawsuits remain in early procedural stages. The Company's former subsidiary, RRI, was a participant in the California markets, owning generating plants in the state and participating in both electricity and natural gas trading in that state and in western power markets generally. RRI, some of its subsidiaries and, in some cases, corporate officers of some of those companies have been named as defendants in these suits.

      CenterPoint Energy or its and the Company's predecessor, Reliant Energy, have been named in approximately 30 of these lawsuits, which were instituted between 2001 and 2004 and are pending in California state courts in Alameda County, Los Angeles County, San Francisco County, San Mateo County and San Diego County, in Nevada state court in Clark County, in federal district courts in San Francisco, San Diego, Los Angeles, Fresno, Sacramento and Nevada and before the Ninth Circuit Court of Appeals. However, the Company, CenterPoint Energy and Reliant Energy were not participants in the electricity or natural gas markets in California. CenterPoint Energy and Reliant Energy have been dismissed from certain of the lawsuits, either voluntarily by the plaintiffs or by order of the court and CenterPoint Energy believes it is not a proper defendant in the remaining cases and will continue to seek dismissal from such remaining cases. On July 6, 2004 and on October 12, 2004, the Ninth Circuit affirmed CenterPoint Energy's removal to federal district court of two electric cases brought by the California Attorney General and affirmed the federal court's dismissal of these cases based upon the filed rate doctrine and federal preemption.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Other Class Action Lawsuits. Fifteen class action lawsuits filed in May, June and July 2002 on behalf of purchasers of securities of RRI and/or Reliant Energy have been consolidated in federal district court in Houston. RRI and certain of its former and current executive officers are named as defendants. The consolidated complaint also names RRI , Reliant Energy, the underwriters of the initial public offering of RRI's common stock in May 2001 (RRI Offering), and RRI's and Reliant Energy's independent auditors as defendants. The consolidated amended complaint seeks monetary relief purportedly on behalf of purchasers of common stock of Reliant Energy or RRI during certain time periods ranging from February 2000 to May 2002, and purchasers of common stock that can be traced to the RRI Offering. The plaintiffs allege, among other things, that the defendants misrepresented their revenues and trading volumes by engaging in round-trip trades and improperly accounted for certain structured transactions as cash-flow hedges, which resulted in earnings from these transactions being accounted for as future earnings rather than being accounted for as earnings in fiscal year 2001. In January 2004 the trial judge dismissed the plaintiffs' allegations that the defendants had engaged in fraud, but claims based on alleged misrepresentations in the registration statement issued in the RRI Offering remain. In June 2004, the plaintiffs filed a motion for class certification, which the court granted in February 2005. The defendants have appealed the court's order certifying the class.

      In February 2003, a lawsuit was filed by three individuals in federal district court in Chicago against CenterPoint Energy and certain former officers of RRI for alleged violations of federal securities laws. The plaintiffs in this lawsuit allege that the defendants violated federal securities laws by issuing false and misleading statements to the public, and that the defendants made false and misleading statements as part of an alleged scheme to artificially inflate trading volumes and revenues. In addition, the plaintiffs assert claims of fraudulent and negligent misrepresentation and violations of Illinois consumer law. In January 2004 the trial judge ordered dismissal of plaintiffs' claims on the ground that they did not set forth a claim. The plaintiffs filed an amended complaint in March 2004, which the defendants asked the court to dismiss. On August 18, 2004, the court granted the defendants' motion to dismiss with prejudice.

      In May 2002, three class action lawsuits were filed in federal district court in Houston on behalf of participants in various employee benefits plans sponsored by Reliant Energy. Two of the lawsuits have been dismissed without prejudice. Reliant Energy and certain current and former members of its benefits committee are the remaining defendants in the third lawsuit. That lawsuit alleges that the defendants breached their fiduciary duties to various employee benefits plans, directly or indirectly sponsored by Reliant Energy, in violation of the Employee Retirement Income Security Act of 1974. The plaintiffs allege that the defendants permitted the plans to purchase or hold securities issued by Reliant Energy when it was imprudent to do so, including after the prices for such securities became artificially inflated because of alleged securities fraud engaged in by the defendants. The complaint seeks monetary damages for losses suffered on behalf of the plans and a putative class of plan participants whose accounts held Reliant Energy or RRI securities, as well as restitution. In July 2004, another class action suit was filed in federal court on behalf of the Reliant Energy Savings Plan and a class consisting of participants in that plan against Reliant Energy and the Reliant Energy Benefits Committee. The allegations and the relief sought in the new suit are substantially similar to those in the previously pending suit; however, the new suit also alleges that Reliant Energy and its Benefits Committee breached their fiduciary duties to the Savings Plan and its participants by investing plan funds in Reliant Energy stock when Reliant Energy or its subsidiaries were allegedly manipulating the California energy market. On October 14, 2004, the plaintiff voluntarily dismissed the newly filed lawsuit.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      In October 2002, a derivative action was filed in the federal district court in Houston against the directors and officers of the Company. The complaint set forth claims for breach of fiduciary duty, waste of corporate assets, abuse of control and gross mismanagement. Specifically, the shareholder plaintiff alleged that the defendants caused the Company to overstate its revenues through so-called "round trip" transactions. The plaintiff also alleged breach of fiduciary duty in connection with the spin-off of RRI and the RRI Offering. The complaint sought monetary damages on behalf of the Company as well as equitable relief in the form of a constructive trust on the compensation paid to the defendants. The Company's board of directors investigated that demand and similar allegations made in a June 28, 2002 demand letter sent on behalf of a Company shareholder. The second letter demanded that the Company take several actions in response to alleged round-trip trades occurring in 1999, 2000, and 2001. In June 2003, the board determined that these proposed actions would not be in the best interests of the Company. In March 2003, the court dismissed this case on the grounds that the plaintiff did not make an adequate demand on the Company before filing suit. Thereafter, the plaintiff sent another demand asserting the same claims.

      The Company believes that none of the lawsuits described under Other Class Action Lawsuits has merit because, among other reasons, the alleged misstatements and omissions were not material and did not result in any damages to the plaintiffs.

Other Legal Matters

      Texas Antitrust Actions. In July 2003, Texas Commercial Energy filed in federal court in Corpus Christi, Texas a lawsuit against Reliant Energy, the Company and CenterPoint Energy, as successors to Reliant Energy, Genco LP, RRI, Reliant Energy Solutions, LLC, several other RRI subsidiaries and a number of other participants in the Electric Reliability Council of Texas (ERCOT) power market. The plaintiff, a retail electricity provider with the ERCOT market, alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit sought damages in excess of $500 million, exemplary damages, treble damages, interest, costs of suit and attorneys' fees. The plaintiff's principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. In June 2004, the federal court dismissed the plaintiff's claims and in July 2004, the plaintiff filed a notice of appeal. The Company is vigorously contesting the appeal. The ultimate outcome of this matter cannot be predicted at this time.

      In February 2005, Utility Choice Electric filed in federal court in Houston, Texas a lawsuit against the Company, CenterPoint Energy, CenterPoint Energy Gas Services, Inc., CenterPoint Energy Alternative Fuels, Inc., Genco LP and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider with the ERCOT market, alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws, intentionally interfered with prospective business relationships and contracts, and committed fraud and negligent misrepresentation. The plaintiff's principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. The Company intends to vigorously defend the case. The ultimate outcome of this matter cannot be predicted at this time.

      Municipal Franchise Fee Lawsuits. In February 1996, the cities of Wharton, Galveston and Pasadena (Three Cities) filed suit in state district court in Harris County, Texas for themselves and a proposed class of all similarly situated cities in Reliant Energy's electric service area, against Reliant Energy and Houston Industries Finance, Inc. (formerly a wholly owned subsidiary of the Company's predecessor, Reliant Energy) alleging underpayment of municipal franchise fees. The plaintiffs claimed that they were entitled to 4% of all receipts of any kind for business conducted within these cities over the previous four decades. After a jury trial involving the Three Cities' claims (but not the class of cities), the trial court entered a judgment on the Three Cities' breach of contract claims for $1.7 million, including interest, plus an award of $13.7 million in legal fees. It also decertified the class. Following this ruling, 45 cities filed individual suits against Reliant Energy in the District Court of Harris County.

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      On February 27, 2003, a state court of appeals in Houston rendered an opinion reversing the judgment against the Company and rendering judgment that the Three Cities take nothing by their claims. The court of appeals held that all of the Three Cities' claims were barred by the jury's finding of laches, a defense similar to the statute of limitations, due to the Three Cities' having unreasonably delayed bringing their claims during the more than 30 years since the alleged wrongs began. The court also held that the Three Cities were not entitled to recover any attorneys' fees. The Three Cities filed a petition for review to the Texas Supreme Court, which declined to hear the case. Thus, the Three Cities' claims have been finally resolved in the Company's favor, but the individual claims of the 45 cities remain pending in the same court.

ENVIRONMENTAL MATTERS

      Asbestos. A number of facilities owned by CenterPoint Energy contain significant amounts of asbestos insulation and other asbestos-containing materials. CenterPoint Energy or its subsidiaries, including the Company, have been named, along with numerous others, as a defendant in lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos. Most claimants in such litigation have been workers who participated in construction of various industrial facilities, including power plants. Some of the claimants have worked at locations owned by CenterPoint Energy, but most existing claims relate to facilities previously owned by CenterPoint Energy but currently owned by Texas Genco LLC. The Company anticipates that additional claims like those received may be asserted in the future. Under the terms of the separation agreement between CenterPoint Energy and Texas Genco, ultimate financial responsibility for uninsured losses relating to these claims has been assumed by Texas Genco, but under the terms of its agreement to sell Texas Genco to Texas Genco LLC, CenterPoint Energy has agreed to continue to defend such claims to the extent they are covered by insurance maintained by CenterPoint Energy, subject to reimbursement of the costs of such defense from Texas Genco LLC. Although their ultimate outcome cannot be predicted at this time, the Company intends to continue vigorously contesting claims that it does not consider to have merit and does not believe, based on its experience to date, that these matters, either individually or in the aggregate, will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Other Proceedings

      The Company is involved in other legal, environmental, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business. Some of these proceedings involve substantial amounts. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. The Company's management believes that the disposition of these matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.